Exhibit 10.3

NetBank, Inc.

Amended and Restated Mid-Term Incentive Plan

 (Effective January 1, 2006)

ARTICLE 1.                                INTRODUCTION.

The purpose of the Plan is to promote the long-term operational and financial success of NetBank and the creation of shareholder value by (a) encouraging Participants to focus on critical operational and financial objectives, (b) enhancing the attraction and retention of Participants and (c) creating Participant incentives linked to the performance of NetBank as reflected in NetBank, Inc. net income before tax and net income before tax and overhead for each Business Segment, or both, as defined in this Plan.

ARTICLE 2.                                DEFINITIONS.

“Award” shall mean the granting of a Target Incentive to an Employee of NetBank and evidenced by a properly signed and executed Agreement.

“Agreement” shall mean the written Mid-Term Incentive Plan Award Agreement entered into by a Participant and NetBank for the award of a Target Incentive, which may vest to the Participant based on performance assessed relative to the Target Performance over the Performance Period.

“Beneficiary” shall mean the person designated by a Participant (on a form supplied by NetBank) to receive any remaining payment under the Plan in the event of the Participant’s death. If the Participant has no such designated Beneficiary, the term “Beneficiary” shall mean the executors or administrators of the Participant’s estate or any person who has acquired the Shares directly from the Participant by way of bequest or inheritance.

“Business Segment Net Income Before Tax” shall mean the portion of NetBank Net Income Before Tax and before overhead attributable to a business segment of NetBank.

“Cause” shall have the same meaning as given to the term under the Stock Incentive Plan.

“Change In Control” shall have the same meaning as given to the term under the Stock Incentive Plan.

“Change in Control Window Period” shall mean the period of time beginning on the effective date of a Change In Control and ends 12 months after the effective date of a Change In Control.

“Committee” shall mean the Compensation Committee of the Board of Directors of NetBank.

“Constructive Termination” shall mean, with respect to a Participant, a material reduction in annual base salary, a material diminution in powers, responsibilities or duties, or a requirement to relocate, except for office relocations that would not increase the one-way commute distance to work by more than 100 miles.

“Date of Award” shall mean the effective date of the Award of Shares to a Participant, as determined by the Committee and reflected in an Agreement.

“Employee” shall mean an individual employed full-time by and compensated by NetBank.

“NetBank Net Income Before Tax” shall mean net income before tax (as defined under US Generally Accepted Accounting Principles) earned by NetBank over the Performance Period

“NetBank” shall mean NetBank, Inc., a Georgia corporation, and any successor entity, including, where the context requires, any subsidiary or other company in a chain of corporations connected through stock ownership with NetBank, Inc. The term “NetBank” shall also mean, where the context requires, any corporation, limited liability company or limited liability partnership that becomes the owner of substantially all the assets of NetBank.

“Participant” shall mean an Employee who holds an Award for a specified Performance Period.

“Performance Period” shall mean the period of time, as determined by the Committee, over which NetBank Net Income Before Tax and/or Business Segment Net Income Before Tax is measured relative to Target Performance for purposes of calculating a payout from the Plan.

“Plan” shall mean this NetBank, Inc. Amended and Restated Mid-Term Incentive Plan, a program established by the Committee pursuant to Section 3.1 of the Stock Incentive Plan.

“Qualifying Termination” shall mean the occurrence of either of the following events:

NetBank unilaterally terminates the Participant’s employment with NetBank for any reason excluding Cause; or,

The Participant separates from employment with NetBank within 30 days of a Constructive Termination that occurs during a Change In Control Window Period.

“Settlement Date” shall mean, as applicable, the last day of a Performance Period; the date of an event contemplated under Sections 6.3 and 6.4; or the effective date of a corporate transaction contemplated under Article 8.

“Share” shall mean one common share of NetBank capital stock.

“Stock Incentive Plan” shall mean the NetBank, Inc. 1996 Stock Incentive Plan, as the same may be amended from time to time.

“Target Incentive” shall mean a target payment, expressed as a dollar value, of an Award to a Participant, payable in Shares.

“Target Performance” shall mean the targeted NetBank Net Income Before Tax and/or Business Segment Net Income Before Tax as established by the Committee at the beginning of the Performance Period and set forth in each Agreement.

“Total Disability” is defined in Section 6.3(c).

“Vested or Vesting” refers to a Participant’s right to retain Shares delivered in payment of an Award, as contemplated by Article 6 of the Plan.

ARTICLE 3.                                ADMINISTRATION.

The Committee shall administer the Plan in accordance with the administrative provisions of the Stock Incentive Plan.

ARTICLE 4.                                DESCRIPTION OF PLAN.

At the end of a Performance Period (or any earlier date contemplated by Section 6.3 or 6.4 or Article 8), each Participant will receive a number of Shares having a fair market value, as determined as of the Settlement Date, equal to a percentage of the Target Incentive, as determined under Article 6. A Participant will be entitled to retain any Shares received only to the extent he or she is Vested in such Shares and only upon meeting any other conditions described in Article 6.

ARTICLE 5.                                GRANT OF AWARDS.

5.1                                 Eligibility. The Committee shall approve the Employees who are to receive Awards under the Plan, the Target Incentive, the Target Performance, the Performance Period, and all other matters relating to such Awards. All such terms shall be established no later than ninety (90) days following the commencement of the applicable Performance Period. Notwithstanding the foregoing, the Committee may adjust Target Performance for a Performance Period at any time during a Performance Period if the Committee determines, in its sole discretion, that the business operations, corporate or capital structure of NetBank have materially changed during the Performance Period or that Target Performance is materially affected by an acquisition, disposition or similar corporate event that is consummated during the Performance Period.

5.2                                 Agreement. Each Award shall be evidenced by an Agreement between the Participant and NetBank. The Award shall be subject to all applicable terms of the Plan and the Stock Incentive Plan and may be subject to any other terms set forth in the Agreement that are consistent with the Plan and the Stock Incentive Plan. An Award is in addition to any other compensation paid to the Participant by NetBank. In no event will an Award be granted in consideration of a reduction in the Participant’s salary or other compensation from NetBank.

ARTICLE 6.                                PERFORMANCE MODIFIER.

6.1                                 Performance Requirements. The amount of a Target Incentive payable to a Participant under an Award shall be determined according to the following schedule:

		Value of Payment as a Percentage of the Target Incentive
		0%	50%	100%	150%
Segment	Weight	Actual performance over the Performance Period as a percentage of Target Performance
Bank	25%	Less than 50%	50%	100%	150%
Transaction Processing	25%	Less than 50%	50%	100%	150%
Financial Intermediary	25%	Less than 20%	20%	100%	180%
NetBank, Inc.	25%	Less than 20%	20%	100%	180%

If actual performance falls between any of the percentages of Target Performance (i.e., either between 50% and 150% or 20% and 180%), the percentage of the Target Incentive to be received by the Participant shall be determined by applying a straight-line interpolation between the next lowest and next highest points provided above.

6.2                                 Additional Requirements. Except as otherwise provided in Sections 6.3 and 6.4 and Article 8, a Participant shall be entitled to payment of Shares under an Award only if he or she is an Employee of NetBank on the last date of the Performance Period. Although the Participant may receive payment of Shares under an Award at the end of the Performance Period, the Participant is not Vested in any Shares paid under an Award until meeting any further conditions set forth in the Agreement, including service conditions that may extend beyond the Settlement Date.

6.3                                 Events Causing Early Settlement. A Participant’s Award shall become payable prior to the last day of the applicable Performance Period based on actual performance to the event date relative to Target Performance and only to the extent shown in Section 6.5, upon the occurrence of any of the following events:

a. Retirement. Voluntary termination of employment by an Employee on or after attaining age 55 and completing at least ten (10) years of continuous service with NetBank.

b. Death. The Participant dies while an Employee.

c. Total Disability. The Committee determines, based on medical evidence, that the Participant has been substantially unable to perform his or her duties as an Employee for a period of at least 12 consecutive months as the result of the Employee’s incapacity due to physical or mental illness.

d. Termination Without Cause. NetBank unilaterally terminates the Participant’s service as an Employee without Cause.

6.4                                 Events Causing Early Settlement Only In Connection With A Change In Control. A Participant’s Award shall become payable prior to the last day of the applicable Performance Period based on actual performance to the event date relative to Target Performance and only to the extent shown in Section 6.5 in the event of a Qualifying Termination that occurs within the Change In Control Window Period.

6.5                                 Pro Rata Payment Only. The payment of any Award that is settled prior to the last day of the applicable Performance Period pursuant to an event described in Section 6.3 or 6.4 above will be the payment otherwise determined in accordance with the foregoing provisions of Section 6.1 and Section 6.3 or 6.4, as applicable, multiplied by a fraction the numerator of which is the number of days from the Date of Award to the date of the applicable event and the denominator of which is the total numbers of days in the Performance Period.

6.6                                 Timing of Payment. The payment in Shares of any amount due under an Award shall be made as soon as practicable after the applicable Settlement Date but in no event later than March 15th of the calendar year following the calendar year which contains the Settlement Date.

ARTICLE 7.                                SHARES NONTRANSFERABLE.

Unvested Awards and Shares under this Plan shall not be subject to any claim of a creditor of a Participant and shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of a Participant. No Participant shall have the right to assign, alienate, anticipate, hypothecate, pledge, encumber or transfer any unvested Award or Shares that the Participant receives or may expect to receive under the Plan. This provision does not preclude the Participant from designating a Beneficiary to receive any payment with respect to Awards or Vested Shares that remain unpaid at the time of the Participant’s death. Any such designation of a Beneficiary shall be made on the form prescribed for that purpose by NetBank.

ARTICLE 8.                                AMENDMENT OR TERMINATION.

The Committee may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after termination, but termination or amendment shall not affect any Award made under the Plan prior to termination or amendment, except that, in the event of a corporate transaction in which NetBank is not the surviving entity, the Committee may provide for the early settlement of Awards then outstanding as of the effective date of such transaction with the amount of any payment due to Participants as of the Settlement Date determined in accordance with Section 6.1 and 6.5 to the extent not inconsistent with this Article 8.

ARTICLE 9.                                WITHHOLDING TAX.

In the event NetBank determines that it is required to withhold state or federal income or employment taxes as a result of Awards granted or payments under the Plan, then, as a condition to the Awards or payments, the Participant will make arrangements satisfactory to NetBank to enable it to satisfy the withholding requirements, including, but not limited to, the withholding by NetBank of a portion of such Shares necessary to satisfy the minimum statutory required withholding.

ARTICLE 10.                          LEGALITY OF ISSUANCE.

NetBank shall not be under any obligation to make payment for any Share unless and until NetBank has determined that all applicable provisions of state and federal income tax and securities laws have been satisfied, including any provision requiring NetBank to register or qualify the sale of Shares under state or federal securities laws or any other applicable law.

ARTICLE 11.                          NO EMPLOYMENT RIGHTS.

Nothing in this Plan shall be construed as giving a Participant the right to be retained as an Employee or as impairing the rights of NetBank to terminate his or her employment at any time and for any reason.

ARTICLE 12.                          APPLICABLE LAW.

The provisions of this Plan shall be governed by federal law, and, to the extent not in conflict with federal law, the laws of the state of Georgia. The Plan is intended to constitute a bonus program, within the meaning of 29 CFR § 2510.3-2(c), such that it is exempt from coverage by the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 13.                          EFFECTIVE DATE OF EXECUTION.

To record NetBank’s acceptance of the Committee’s adoption of the Plan, NetBank has caused a duly authorized officer to sign the Plan on its behalf.

NetBank, Inc.

By

Title	Chief Human Resources Executive